EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Western Digital Corporation:
We consent to the use of our reports dated August 13, 2009, with respect to the consolidated balance sheets of Western Digital Corporation as of July 3, 2009 and June 27, 2008, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended July 3, 2009, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of July 3, 2009, incorporated herein by reference.
/s/ KPMG LLP
Irvine, California
November 16, 2009